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                 EMBRAER - EMPRESA BRASILEIRA DE AERONAUTICA S/A
                   SETS UP JOINT VENTURE IN CHINA WITH AVIC II


Sao Jose dos Campos, December 2, 2002 - Embraer - Empresa Brasileira de Aeronautica S.A., (BOVESPA: EMBR3, EMBR4) (NYSE: ERJ), one of the leading commercial aircraft manufacturers in the world, signed today an agreement to build a production unit in China through a joint venture with Harbin Aircraft Industry (Group) Co., Ltd. and Hafei Aviation Industry Co., Ltd. - companies controlled by China Aviation Industry Corp. II, AVIC II. Embraer's first industrial initiative outside Brazil will manufacture its renowned ERJ 135/140/145 family aircraft to better meet the needs of the Chinese market in terms of commercial aviation products. The new company, denominated Harbin Embraer Aircraft Industry Company Ltd., will be located in Harbin, capital of Heilongjiang province.

"This event represents a landmark not just in the history of Embraer, but also in the history of both countries' bilateral relations. China and Brazil have an enormous potential for cooperation in different fields of interest, and we are confident that this is but the first step towards many successful accomplishments in the future. We firmly believe that Harbin Embraer Aircraft Industry Company will be a powerful lever to expand the presence of our products in this flourishing Chinese market which, for sure, will represent an important share of Embraer's global operations," affirmed Mauricio Botelho, President and CEO of Embraer, during the signature of the contract in Beijing.

"To cooperatively develop commercial regional jets will definitely bring win-win results to both AVIC II and Embraer. I wish this Sino-Brazilian cooperative program will set yet another successful model of South-South Cooperation (Technical Cooperation among Developing Countries - TCDC)," stated the President of AVIC II and Academician of China's Academy of Engineering, Dr. Zhang Yanzhong.

Harbin Embraer Aircraft Industry Company Ltd. will be responsible for the manufacturing, assembly, sales and after-sale support for the ERJ 135/140/145 family aircraft. The contract covers the production under license of all versions of the ERJ family of regional jets, including the ERJ 135, ERJ 140 and ERJ 145 aircraft, to be marketed primarily in the entire territory of the People's Republic of China. The delivery of the first aircraft is scheduled for December 2003.

The equity investment in the Joint Venture will be of US$ 25 million, 51% made by Embraer. The new production unit will occupy an area of 24,000 sq. m., employing up to 220 people.

The facilities in Harbin extend Embraer's presence in China, where the Beijing Representative Office was inaugurated in 2000. Embraer also implemented the Beijing Distribution Center, which is jointly run with China Aviation Supplies Import and Export Corp. Embraer's Distribution Center is a 750 sq. m. facility that inventories more than 6,000 different aircraft spare parts and components; it is electronically connected to other storage centers in Brazil, Australia, England, France and USA, allowing customers to place purchase orders in real time.

Currently there are 5 ERJ 145s flying in China, operated by Sichuan Airlines Co., Ltd. The carrier is obtaining good levels of schedule and dispatch reliability, while flying in some of the most demanding environments in the world. The performance of this fleet has been highly satisfactory and is establishing a reputable platform for Embraer's commercial jet product line in the country.

General Information
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Embraer is one of the world's leading aerospace companies. With headquarters in
Sao Jose dos Campos, state of Sao Paulo, and offices and customer service bases in Australia, China, France, Singapore and the United States, the Company as of September 30, 2002 has a total workforce of 12,161 people. Embraer was Brazil's largest exporter from 1999 to 2001, and


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second largest in 2002. As of September 30, 2002 its backlog for firm orders amounts to US$ 9.6 billion, in addition to US$ 13.0 billion in options.

Embraer has 33 years of experience in designing, developing, manufacturing, selling and providing after sales support to aircraft aimed for the global airline, corporate and (more recently) defense markets.


For additional information please contact:
Embraer - Empresa Brasileira de Aeronautica S/A

Anna Cecilia Bettencourt
(55 12) 3927 1216
acecilia@embraer.com.br

Gustavo Poppe
(55 12) 3927 1106
gustavo.poppe@embraer.com.br

Milene Petrelluzzi
(12) 3927 3054
milene.petrelluzzi@embraer.com.br


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This document includes forward-looking statements or statements about events or circumstances which have not occurred. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business and our future financial performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: general economic, political and business conditions, both in Brazil and in our market; expectations of trends in the industry; our investment plans; our capacity to develop and deliver products on the previously agreed dates; and existing and future government regulations.

The words "believes," "may," "will," "estimates," "continues," "anticipates," "intends," "expects" and similar words are intended to identify forward-looking statements. We undertake no obligations to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur. Our actual results could differ substantially from those anticipated in our forward-looking statements.
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